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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)*



                                  PC411, INC.
                              --------------------
                                (NAME OF ISSUER)


                          COMMON STOCK $.01 PAR VALUE
                    ----------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                  70453T 10 1
                              ---------------------
                                 (CUSIP NUMBER)







*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.   70453T 10 1                                                                                      PAGE 2 OF  5  PAGES
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                                                       SCHEDULE 13G


===================================================================================================================================
                Name of Reporting Person
      1         S.S. or I.R.S. Identification No. of Above Person

                New Valley Corporation

-----------------------------------------------------------------------------------------------------------------------------------
                Check the Appropriate Box if a Member of a Group*

      2                                                                                                            (a)[ ]

                                                                                                                   (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
                SEC Use Only
      3


-----------------------------------------------------------------------------------------------------------------------------------
      4         Citizenship or Place of Organization
                Delaware

===================================================================================================================================
                             5     Sole Voting Power
                                                                               1,990,000
                           --------------------------------------------------------------------------------------------------------
        Number of            6     Shared Voting Power
         Shares
      Beneficially
                           --------------------------------------------------------------------------------------------------------
      Owned by Each          7     Sole Dispositive Power
    Reporting Person                                                           1,990,000
          With
                           --------------------------------------------------------------------------------------------------------
                             8     Shared Dispositive Power

===================================================================================================================================
      9         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                                     1,990,000
-----------------------------------------------------------------------------------------------------------------------------------
      10        Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                                                                               [ ]
-----------------------------------------------------------------------------------------------------------------------------------
      11        Percent of Class Represented by Amount in Row (9)             57.3%
 ----------------------------------------------------------------------------------------------------------------------------------
      12        Type of Reporting Person*                                     CO
===================================================================================================================================
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO.  70453T 10 1                                                                                     PAGE 3 OF  5  PAGES
-----------------------                                                                                  --------------------------

ITEM  1(A).       Name of Issuer:

                         PC411, Inc.
                  ----------------------------------------------------------------------------------------------------------

ITEM  1(B).       Address of Issuer's Principal Executive Offices:

                         980 La Cienega Blvd., Suite 411, Inglewood, CA 90301-4440
                  ----------------------------------------------------------------------------------------------------------

ITEM 2(A).        Name of Person Filing:

                          New Valley Corporation
                  ----------------------------------------------------------------------------------------------------------

ITEM 2(B).        Address of Principal Business Office:

                          100 S.E. Second Street, 32nd Floor, Miami, Florida 33131
                  ----------------------------------------------------------------------------------------------------------

ITEM 2(C).        Citizenship:

                          Delaware
                  ----------------------------------------------------------------------------------------------------------

ITEM 2(D).        Title of Class of Securities:

                          Common Stock, $.01 Par Value
                  ----------------------------------------------------------------------------------------------------------

ITEM 2(E).        CUSIP Number:

                            70453 T 10 1
                  ----------------------------------------------------------------------------------------------------------

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

ITEM 4.           OWNERSHIP.

      (a)         Amount Beneficially Owned:   1,990,000
      (b)         Percent of Class:   57.3%
      (c)         Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote:     1,990,000
                  (ii)     shared power to vote or to direct the vote:     -0-
                  (iii)    sole power to dispose or to direct the disposition of:     1,990,000
                  (iv)     shared power to dispose or to direct the disposition of:     -0-

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                          Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                          Not Applicable
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CUSIP NO. 70453T 10 1                                                                                       PAGE 4 OF  5  PAGES
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
ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
               PARENT HOLDING COMPANY.

                   Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                   Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                   Not Applicable

ITEM 10.       CERTIFICATION.

                   Not Applicable
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 CUSIP NO. 70453T 10 1                                  PAGE 5 OF  5  PAGES
-------------------------                            --------------------------

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


                                               NEW VALLEY CORPORATION




         Dated:   February 12, 1998            By: /s/ Marc N. Bell
                                                  -----------------------------
                                                  MARC N. BELL
                                                  VICE PRESIDENT